Exhibit 3.2

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, by law the Dutch text will govern.

Complete continuous text of the articles of association

ATAI Life Sciences N.V.

@ 2022

ARTICLES OF ASSOCIATION

1	DEFINITIONS (FOR CONVENIENCE SAKE THE FOLLOWING DEFINITIONS ARE LISTED IN ALPHABETICAL ORDER NOT NECESSARILY IN THE ORDER OF THE DUTCH ORIGINAL)

1.1	In these Articles of Association:

(a)	Affiliate (Deelneming) means: an affiliation, within the meaning of Section 24c of Book 2, of the Company.

(b)	Annual Accounts (Jaarrekening) means: the balance sheet, the profit and loss account and the explanatory notes thereon.

(c)	Board of Managing Directors (Directie) means: the Body of the Company controlling the management of the Company’s business within the meaning of Book 2.

(d)

Board of Supervisory Directors (Raad van Commissarissen) means: the Body of the Company supervising the policy of the Board of Managing Directors and the general course of affairs of the Company and of the business connected with it.

(e)	Body of the Company (Vennootschapsorgaan) means: the General Meeting, the Board of Supervisory Directors or the Board of Managing Directors.

(f)	Book 2 (Boek 2) means: Book 2 of the Dutch Civil Code.

(g)	CEO means: the Company’s chief executive officer, which title may be granted to a member of the Board of Managing Directors in accordance with article 14.3.

(h)	Chairperson (Voorzitter) means: the chairperson of the Board of Supervisory Directors.

(i)	Company (Vennootschap) means: the company governed by these Articles of Association.

(j)

Conflict of Interest (Tegenstrijdig Belang) means: the interest of a Managing Director or Supervisory Director that conflicts with the interest of the Company and the business connected with it within the meaning of Dutch law.

(k)	Dependent Company (Afhankelijke Maatschappij) means: a dependent company, of the Company within the meaning of Section 152 of Book 2.

(l)	Dutch Corporate Governance Code means: the code of conduct referred to in Section 391, paragraph 5 of Book 2.

(m)	General Meeting (Algemene Vergadering) means: the Body of the Company formed by its Shareholders, and also meetings of that body.

(n)	Group Company (Groepsmaatschappij) means: a legal entity, a company or a partnership which is economically united in one group, within the meaning of Section 24b of Book 2 with the Company.

(o)

Indemnified Officer (Gevrijwaarde Fuctionaris) means: a current or former Managing Director or Supervisory Director and such other current of former officer or employee of the Company or a Group Company, as determined by the Board of Managing Directors.

(p)	Managing Director (Directeur) means: a managing director of the Company within the meaning of Book 2.

(q)	Record Date (Registratiedatum) means: the date of registration for a General Meeting as provided by law.

(r)

Restricted Right (Beperkt Recht) means: a right of usufruct within the meaning of Part 8 of Book 3 of the Dutch Civil Code, or a right of pledge within the meaning of Part 9 of Book 3 of the Dutch Civil Code.

(s)	Shares (Aandelen) means: shares in the capital of the Company.

(t)	Shareholder (Aandeelhouder) means: a holder of Shares.

(u)

Shareholders Register (Register van Aandeelhouders) means: the register setting out the names and addresses of all Shareholders and holders of a Restricted Right within the meaning of Section 85 of Book 2.

(v)	Subsidiary (Dochtermaatschappij) means: a subsidiary, within the meaning of Section 24a of Book 2, of the Company.

(w)	Supervisory Director (Commissaris) means: a supervisory director of the Company within the meaning of Book 2.

1.2

Except as otherwise required by law, the expressions “written” and “in writing” used in these Articles of Association include: communications sent by telegraph, telex, telefax or any other means of an electronic communication system which is readable and printable. The written form requirement will be met if the document is recorded electronically.

1.3	Save where the context shows otherwise or as evidently otherwise intended, words or expressions in the singular shall include the plural and vice versa.

1.4	Save where the context shows otherwise or as evidently other intended, referents in the masculine form shall include the feminine form and vice versa.

2	NAME. REGISTERED OFFICE

2.1	The Company is a limited liability company under Dutch law (naamloze vennootschap) and its name is: ATAI Life Sciences N.V..

2.2	The Company has its registered office in Amsterdam, The Netherlands. The Company holds office in Berlin, Germany. The Company may have branch offices elsewhere, also in and outside The Netherlands.

3	OBJECTS

3.1	The objects for which the Company is established are:

(a)	to build biotech companies globally by leveraging a decentralized, technology- and data-driven platform model to serve millions of people suffering with mental health disorders;

(b)	to acquire and efficiently develop innovative treatments that address significant unmet medical needs and lead to paradigm shifts in the mental health space;

(c)

to, either alone or jointly with others, acquire and dispose of affiliations or other interests in legal entities, companies and enterprises, and to collaborate with and to manage such legal entities, companies or enterprises;

(d)	to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;

(e)	to supply or procure the supply of money loans, particularly - but not exclusively - to Subsidiaries, Group Companies and/or Affiliates, as well as to draw or to procure the drawing of money loans;

(f)

to enter into agreements whereby the Company commits itself as guarantor or severally liable co-debtor, or grants security or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of companies as referred to above under (e), all this subject to the provision in article 3.2;

(g)	for purposes not related to the conduct of its business to make periodic payments for or towards pension funds or other objectives;

(h)	to do all such things as are incidental or may be conducive to the above objects or any of them.

3.2

The Company may not grant security, give price guarantees, commit itself in any other way or declare itself jointly or severally liable with or for others with a view to enabling third parties to take or acquire Shares or depository receipts issued therefore. This prohibition applies equally to the Company’s Subsidiaries.

3.3

The Company and its Subsidiaries may not provide loans with a view to subscription for or acquisition of Shares or depositary receipts for Shares in the Company’s capital by others, unless the Board of Managing Directors resolves to do so and Section 98c of Book 2 is observed.

3.4	Article 3.2 and 3.3 do not apply if Shares or depositary receipts for Shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

4	CAPITAL

4.1

The authorised share capital of the Company is seventy-five million Euros (EUR 75,000,000.00), divided into seven hundred fifty million (750,000,000) shares of a par value of ten euro cents (EUR 0.10) each.

4.2

The Board of Managing Directors may resolve that one or more Shares are divided into such number of fractional Shares as may be determined by the Board. Unless specified differently, the provisions of these Articles of Association concerning Shares and Shareholders apply mutatis mutandis to fractional Shares and the holders thereof, respectively.

5	SHARES. RESTRICTED RIGHTS

5.1

All Shares shall be registered shares. The Company may issue share certificates for Shares in a form approved by the Board of Managing Directors. The Board of Managing Directors may number the Shares in consecutive order, starting from number 1. Subject to the provision in the preceding sentence the Board of Managing Directors may change the numbering of the Shares.

5.2	Shares may be encumbered with a Restricted Right.

6	TRANSFER OF SHARES. EXERCISE OF SHAREHOLDERS’ RIGHTS

6.1	Unless the laws of The Netherlands provide or allow otherwise, the transfer of Shares requires a deed executed for that purpose.

6.2

Save the Company itself has been a party to the transaction, the rights attached to the Shares concerned may not be exercised until the transaction has been acknowledged by the Company or until the deed has been served upon the Company in compliance with the provisions of Section 86b of Book 2, or until the transaction has been acknowledged by the Company by the registration thereof in the Shareholder’s Register.

6.3	The acknowledgement is effected by such deed or otherwise in the manner provided by law.

6.4

For as long as Shares are admitted to trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the Shares reflected in the register administered by the relevant transfer agent, without prejudice to Sections 10:140 and 10:141 of the Dutch Civil Code.

7	ADDRESSES. SHAREHOLDERS REGISTER

7.1

Shareholders, pledgees and usufructuaries of Shares must supply their addresses and other particulars to the Company in writing. Any consequences of not doing so in a timely and correct manner are borne by the party concerned.

7.2

The Board of Managing Directors shall keep a Shareholders Register. Part of the Shareholders Register may be kept outside The Netherlands to comply with applicable local law or pursuant to stock exchange rules.

8	ISSUANCE OF SHARES

8.1

The Company may only issue Shares pursuant to a resolution of the General Meeting or of another Body of the Company in case such Body of the Company is designated to do so by a resolution of the General Meeting for a fixed period, not exceeding five years. Such designation shall specify the number of Shares that may be issued. The designation may be extended, from time to time, for periods not exceeding five years. Unless such designation provides otherwise, it may not be withdrawn. For as long as and to the extent that another Body of the Company has been authorized to resolve to issue shares, the General Meeting shall not have this authority.

8.2

Within eight days following a resolution by the General Meeting to issue Shares or to designate another Body of the Company, the Company shall file the full text of such resolution at the Trade Register of the Dutch Chamber of Commerce.

8.3

The provisions of the preceding paragraphs of this Article 8 shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but shall not apply to the issue of Shares to a person who exercises a previously-acquired right to subscribe for Shares.

8.4

The issuance of Shares requires a deed executed for that purpose to which the Company and each person to whom Shares are issued are parties, except as otherwise provided or allowed by Dutch law and notwithstanding Article 6.4.

8.5	The Company may not subscribe for Shares.

8.6

On subscription for a Share, payment must be made for its par value and, in addition, if the Share is subscribed at a higher amount, the difference between such amounts. It may be agreed that part, such part not to exceed three fourths of the par value of the Shares, may remain unpaid until the Company makes a call in respect of the monies unpaid on the Shares. Such arrangement may only be agreed prior to the resolution to issue Shares and requires the approval of the Body of the Company which has the power to pass the resolution for the issuance concerned.

8.7

Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the par value of the Shares they subscribe for, under the proviso that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for such Shares.

8.8

Payment in a currency other than the euro may only be made with the Company’s consent. In the event such a payment is made, the payment obligation is satisfied for the amount of in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 80a, paragraph 3, Book 2, the date of payment determines the exchange rate.

8.9	Calls upon the Shareholders in respect of any monies unpaid on their Shares shall be made by the Board of Managing Directors by virtue of a resolution of the General Meeting.

8.10	The Body of the Company which has the power to resolve to issue Shares may resolve that payment on Shares shall be made by some other means than payment in cash.

9	PRE-EMPTIVE RIGHTS

9.1

Save as otherwise provided by law, at the issuance of Shares each Shareholder shall have a pre-emptive right pro rata to the total amount of the par value of the Shares held by him on the date of the resolution to issue Shares.

9.2	In deviation of Article 9.1, shareholders do not have pre-emptive rights in respect of:

(a)	Shares issued against non-cash contribution; or

(b)	Shares issued to employees of the Company or of a Group Company.

9.3

The Company will announce an issuance of Shares with pre-emptive rights and the period during which such pre-emption rights may be exercised in the Dutch State Gazette, as well as in a Dutch daily newspaper distributed nationally, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

9.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the Dutch State Gazette or after the announcement was sent to the Shareholders.

9.5

If a Shareholder fails to exercise his pre-emptive right or does not exercise it on time or in full, the pre-emptive right in respect of the Shares thus becoming available shall inure to the benefit of the other Shareholders in the proportion referred to in Article 9.1.

9.6

If as a result of the ratio between the Shareholders’ respective holdings one or several of the Shares to be issued cannot be allotted to a Shareholder or Shareholders, said Share(s) shall be allotted to the Shareholders by ballot.

9.7	The General Meeting may, each time in respect of one particular issuance of Shares, resolve to limit or to exclude the pre-emptive right to subscribe for Shares.

If at a General Meeting at which a proposal to limit or exclude the pre-emptive right to subscribe for Shares comes up for discussion and less than one half of the issued capital is represented, a resolution to limit or exclude the pre-emptive right may only be adopted by at least two-thirds of the votes cast.

Any proposal to limit or exclude the pre-emptive right must contain a written explanation of the reasons for the proposal and the choice of the proposed price of issue.

The pre-emptive right may also be limited or excluded by another Body of the Company if such Body of the Company by resolution of the General Meeting has been designated for a period not exceeding five years as the Body of the Company having the power to limit or exclude pre-emptive subscription rights.

Such designation may be renewed for subsequent periods not exceeding five years each.

Unless the terms of the designation provide otherwise, it cannot be revoked. For as long as and to the extent that other Body of the Company has been authorized to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

Within eight days following a resolution by the General Meeting to limit or exclude the pre-emptive right or to designate the Board of Managing Directors, the Company shall file the full text of such resolution at the Trade Register of the Dutch Chamber of Commerce.

9.8

A Share issuance at which Shareholders may exercise a pre-emptive right and the period during which said right is to be exercised shall be announced by the Company to all Shareholders. The pre-emptive right may be exercised during the period to be determined by the Body of the Company authorized to issue Shares, that period to be at least two weeks from the day following the date of dispatch of the announcement.

9.9

The provisions of the preceding paragraphs of this Article 9 shall mutatis mutandis apply to the grant of rights to take Shares, but do not apply in respect of issuing Shares to a party exercising a previously acquired right to subscribe for Shares.

10	ACQUISITION BY THE COMPANY OF SHARES, THE TRANSFER THEREOF AND THE CREATION OF RESTRICTED RIGHTS ON SHARES HELD BY THE COMPANY

10.1	Any acquisition by the Company of partly-paid Shares shall be null and void.

10.2

Unless it concerns Shares that have been acquired by the Company by way of universal succession, the Company - provided that the General Meeting has given the Board of Managing Directors authorisation for this purpose - may acquire fully paid-up Shares, otherwise than for no consideration, provided that the Company’s equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law or the Articles of Association.

10.3

For the purpose of Article 10.2, the amount of the equity capital as shown in the most recently adopted balance sheet shall be the determining factor, reduced by the acquisition price of the Shares, the amount of loans as referred in Section 98c paragraph 2 Book 2 and any payments from profit or reserves to others which may have become due by the Company and its Subsidiaries since the date of the balance sheet. If more than six months of a financial year have passed without the Annual Accounts having been adopted, the acquisition of Shares under Article 10.2 shall not be permitted.

10.4

The authorisation of the General Meeting, referred to in Article 10.2, which shall be valid for a maximum of five years only, must specify how many Shares are permitted to be acquired, the manner in which they may be acquired and the permitted upper and lower limits of the price.

10.5

Any acquisition of Shares made in breach of the provisions of Article 10.2 shall be null and void. The Managing Directors shall be severally liable to the bona fide transferor who suffers loss as a result of the voidness.

10.6	The Body of the Company which has the power to resolve to issue Shares shall also have the power to resolve:

(a)	to transfer Shares held by the Company;

(b)	to enter into contracts whereby the Company is committed to transfer Shares held by it.

10.7	The word Shares where used in this Article 10 shall include depository receipts issued therefore.

11	REDUCTION OF CAPITAL

11.1

The General Meeting may resolve to reduce the issued capital by cancelling Shares or reducing the par value of the Shares by amending the Articles of Association. In that resolution the Shares to which it relates must be specified and provisions for its implementation must be set out.

11.2	A resolution to cancel Shares may only relate to Shares which are held by the Company itself or to Shares of which the depository receipts issued therefore are held by the Company.

11.3

If the General Meeting resolves to reduce the par value of the Shares by amending the Articles of Association - irrespective whether this is done without redemption or against partial repayment on the Shares or with or without release from the obligation of payment of calls on Shares - the reduction must be made pro rata on all the Shares. This pro rata requirement may be waived if all the Shareholders so agree.

11.4	A resolution for reduction of capital shall require a majority of at least two thirds of the votes cast, if less than one half of the issued capital is represented at the General Meeting.

11.5

The notice calling the General Meeting at which a resolution as referred to in this Article 11 is to be passed shall state the purpose of the reduction of capital and the manner of implementation thereof. The provisions of Articles 34.2 and 34.3 shall apply mutatis mutandis.

11.6

The Company shall file the resolutions referred to in this Article 11 at the Trade Register of the Dutch Chamber of Commerce and shall publish a notice of the filing in a national Dutch daily newspaper. In addition, Section 100 Book 2 applies.

12	JOINT OWNERSHIP

If a Share, a Restricted Right on a Share or a depository receipt is held by more than one person jointly, the Company may require such joint holders to give one person a written power of attorney to represent them against the Company.

13	TRANSFERABILTY OF SHARES

The transfer of Shares is not restricted in any way.

14	BOARD OF MANAGING DIRECTORS

14.1

The business and affairs of the Company shall be managed by a Board of Managing Directors consisting of one or more Managing Directors. The number of Managing Directors shall be determined by the Board of Supervisory Directors.

14.2	Only natural persons shall be eligible for appointment as a Managing Director.

14.3

The Board of Supervisory Directors will appoint one of the Managing Directors as CEO. Only Managing Directors that reside in Germany may be appointed as CEO. The Board of Supervisory Directors may dismiss the CEO, provided however that the CEO that is dismissed in such a manner may continue to hold office as a Managing Director, without the title CEO.

14.4	The Managing Directors shall be appointed by the General Meeting.

14.5

The appointment of Managing Directors will occur on the basis of a nomination by the Board of Supervisory Directors made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors and furthermore provided that at least half of the Managing Directors, including the CEO, will be German resident. The General Meeting may at any time resolve that such nomination has a non-binding character, which resolution is adopted by a majority of two thirds of the votes cast, which votes represent more than half of the issued capital of the Company. After a resolution that a nomination is non-binding, the Board of Supervisory Directors will issue a new nomination, again made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors and furthermore provided that upon appointment at least half of the Managing Directors, including the CEO, will be German resident. In the event that the nomination comprises one candidate for a vacancy, such resolution to nominate the single candidate will result in the appointment of such candidate, unless the nomination is resolved to be non-binding. A second meeting as referred to in Section 120, paragraph 3, Book 2, cannot be convened.

14.6

At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

14.7

Managing Directors may be suspended and/or removed from office by the General Meeting at any time. Before consulting the General Meeting on the intended dismissal, the Managing Director concerned shall be given the opportunity, to account for his conduct at a General Meeting. For that purpose he may have himself assisted by a legal adviser. A resolution of the General Meeting to suspend or dismiss a Managing Director requires a majority of at least two thirds of the votes cast representing more than half of the Company’s issued capital, unless such resolution is adopted at the proposal of the Board of Supervisory Directors. A second meeting as referred to in Section 120, paragraph 3, Book 2, cannot be convened.

14.8

A Managing Director’s suspension shall terminate if within three months after the effective date of his suspension the General Meeting has not passed a resolution to remove him from office or to lift or to extend his suspension. The period of extension of a Managing Director’s suspension may not exceed three months from the date on which the resolution to extend the suspension was passed.

14.9

A resolution of the General Meeting to suspend a Managing Director or to extend a Managing Director’s suspension or to remove a Managing Director from office must be passed by a majority of at least two thirds of the votes cast, that majority to represent more than half of the issued capital.

A proposal to suspend a Managing Director, or to extend a Managing Director’s suspension or to remove a Managing Director from office cannot be put forward for discussion at a second General Meeting as defined in Section 120 of Book 2 if the part of the issued capital required by virtue of this Article was not represented at the preceding General Meeting.

14.10	The Board of Supervisory Directors shall have the power to suspend a Managing Director. If a Managing Director has been suspended by the Board of Supervisory Directors:

(a)	the General Meeting shall have the power to extend or to lift the suspension at any time;

(b)	the suspended Managing Director’s account for his conduct, as referred to in Article 14.7, shall be given at the General Meeting.

14.11	The General Meeting shall determine the Company’s policy concerning the compensation of the Board of Managing Directors with due observance of the relevant statutory requirements.

14.12	The compensation of Managing Directors shall be determined by the Board of Supervisory Directors with due observance of the policy referred to in Article 14.11.

14.13

The Board of Supervisory Directors will submit proposals concerning compensation arrangements for the Board of Managing Directors in the form of Shares or rights to subscribe for Shares to the General Meeting for approval. This proposal must at least include the number of Shares or rights to subscribe for Shares that may be awarded to the Board of Managing Directors and which criteria apply for such awards or changes thereto.

15	DUTIES AND POWERS OF THE MANAGING DIRECTORS. MANAGING DIRECTORS’ CEASING TO HOLD OFFICE OR INABILITY TO ACT

15.1	Save any restrictions under the Articles of Association, the Board of Managing Directors shall control and manage the Company’s business and affairs.

15.2	Each Managing Director shall be answerable to the Company for a proper discharge of his duties of office.

15.3

The Board of Managing Directors shall adopt management board rules with due observance of these Articles of Association. Such rules may contain variations from the provisions of Article 15.4. These rules may contain provisions defining which particular duties shall be assigned to each of the Managing Directors. However, such division of duties shall not derogate from the joint responsibility of all Managing Directors for the whole of the management.

15.4

Meetings of a Board of Managing Directors consisting of several members shall be held as frequently as any Managing Director may wish. Meetings will be held in Germany, unless the Board of Directors explicitly determined otherwise. Each Managing Director shall have the power to call a Board Meeting, provided that written notice of such meeting, stating the subjects to be discussed and voted upon, is given to each of the other Managing Directors. The term of notice shall be at least three days, not including the date of dispatch of the notice and the date of the meeting. In special cases the term of notice may be reduced, provided that all Managing Directors in office agree thereto. At any duly convened meeting resolutions may be passed on all subjects announced in the notice of that meeting, irrespective of the number of Managing Directors present at the meeting in person or by proxy.

15.5

Each Managing Director may be represented at Board Meetings by another Managing Director of the Company acting by virtue of a power of attorney issued in writing. The power of attorney may only concern the one specifically designated meeting stated therein.

15.6	In meeting of the Board of Managing Directors each Managing Director is allowed to cast one vote in the decision-making, subject to Article 15.8.

15.7

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Board of Managing Directors.

15.8

If the Board of Managing Directors consists of several members, resolutions of the Board of Managing Directors shall require an absolute majority of the votes cast. If the voting for and against a proposal is equally divided, the CEO will have a casting vote, provided the CEO cannot cast more votes than the other Managing Directors jointly. Otherwise, the applicable resolution is not adopted.

15.9	Meetings of the Board of Managing Directors may be held through audio-communication means, save if one or more Managing Directors objects to such manner of holding a meeting.

15.10

All resolutions which the Managing Directors can pass at a Board Meeting may also be passed outside a meeting, whether or not using electronic means of communication, provided all Managing Directors are familiar with the resolution to be passed and each of them approves this manner of decision-making and that the resolution be passed by the majority of votes required under these Articles of Association. A resolution thus taken must be recorded in writing by the Managing Directors concerned. Said document shall be kept at the office of the Company and shall be open to the inspection of any Managing Director.

15.11

In the event that one or several Managing Directors cease to hold office or are unable to act, the other or remaining Managing Directors or the only other or remaining Managing Director shall be temporarily in charge of the management of the Company. In the event that all Managing Directors or the sole Managing Director cease(s) to hold office or are unable to act, the person (to be) designated thereto by the Board of Supervisory Directors, whether or not from its midst, shall be temporarily entrusted with the management of the Company. Failing such designation by the Board of Supervisory Directors said person shall be designated by the General Meeting; the General Meeting is completely free in this designation. The provisions of these Articles of Association concerning the Board of Managing Directors and the Managing Director(s) individually shall apply mutatis mutandis to that person. Furthermore, that person shall be required to call a General Meeting as soon as possible, which General Meeting may decide on the appointment of one or several new Managing Directors.

15.12	A Managing Director shall be considered to be unable to act within the meaning of Article 15.11:

a.	during the existence of a vacancy on the Board of Managing Directors, including as a result of:

(i)	his death;

(ii)	his dismissal by the General Meeting, other than at the proposal of the Board of Supervisory Directors; or

(iii)	his voluntary resignation before his term of office has expired;

(iv)	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board of Supervisory Directors,

provided that the Board of Supervisory Directors may always decide to decrease the number of Managing Directors such that a vacancy no longer exists; or

b.	during his suspension; or

c.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board of Supervisory Directors on the basis of the facts and circumstances at hand).

15.13

A Managing Director shall not participate in the deliberations and decision-making of the Board of Managing Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board of Managing Directors, the resolution shall be passed by the Board of Supervisory Directors.

15.14

The Board of Managing Directors and the Board of Supervisory Directors shall provide to the General Meeting all such information as it may request, unless doing so would conflict with a material interest of the Company.

16	REPRESENTATION

16.1	The Board of Managing Directors shall represent the Company. The power to represent the Company shall also vest in the CEO individually, as well as in two other Managing Directors, acting jointly.

The Board of Managing Directors is, when consisting of several members, authorised to issue powers of attorney authorising one or more Managing Directors to represent the Company within the scope of said power of attorney.

16.2	The Board of Managing Directors may give power of attorney to one or several persons and may alter or revoke such power of attorney.

17	RESTRICTIONS IN THE AUTHORITY TO MANAGE

17.1

Any resolution of the Board of Managing Directors involving a significant change in the identity or character of the Company, including at least the events listed in Section 107a Book 2 requires the approval of the General Meeting.

17.2	In addition the prior approval of the Board of Supervisory Directors is required for the following resolutions of the Board of Managing Directors:

(a)	the making of a proposal to the General Meeting concerning:

(i)	the issue of Shares or the granting of rights to subscribe for Shares;

(ii)	the limitation or exclusion of pre-emption rights;

(iii)	the designation or granting of an authorisation as referred to in Articles 8.1, 8.3, 9.7, 9.9, 10.2 and 10.4, respectively;

(iv)	the reduction of the Company’s issued share capital;

(v)	the making of a distribution from the Company’s profits or reserves;

(vi)	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of Shares or in the form of assets;

(vii)	the amendment of these Articles of Association;

(viii)	the entering into of a merger or demerger;

(ix)	the instruction of the Board of Managing Directors to apply for the Company’s bankruptcy;

(x)	the Company’s dissolution;

(b)	the issue of Shares or the granting of rights to subscribe for Shares;

(c)	the limitation or exclusion of pre-emption rights;

(d)	the acquisition of Shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition;

(e)	the drawing up or amendment of the management rules referred to in Article 15.3;

(f)	the performance of the legal acts described in Article 17.1 and 17.4;

(g)	the charging of amounts to be paid up on Shares against the Company’s reserves;

(h)	the making of an interim distribution; and

(i)	such other resolutions of the Board of Managing Directors as the Board of Supervisory Directors shall have specified in a resolution to that effect and notified to the Board of Managing Directors.

The absence of any approval required pursuant to Article 17.1 and this Article 17.2 shall not affect the power of representation referred to in Article 16.1.

17.3

The Board of Supervisory Directors may determine that also other resolutions of the Board of Managing Directors than those specified in Article 17.2 shall be subject to its prior approval, provided that the Board of Supervisory Directors shall carefully describe such resolutions and notify the Board of Managing Directors accordingly.

17.4	The Board of Managing Directors may resolve to perform as well as perform the transactions identified in Section 94 of Book 2.

17.5

The Board of Managing Directors must follow the directions given by the Board of Supervisory Directors with respect to the general lines of the financial, social, economic and personnel policies to be pursued.

18	BOARD OF SUPERVISORY DIRECTORS - COMPOSITION

18.1	The Company has a Board of Supervisory Directors consisting of one or more Supervisory Directors. The Board of Supervisory Directors shall be composed of natural persons.

18.2	The Board of Supervisory Directors shall determine the number of Supervisory Directors.

18.3

The Board of Supervisory Directors shall elect a Supervisory Director to be the Chairperson. The Board of Supervisory Directors may dismiss the Chairperson, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairperson.

18.4

Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Board of Supervisory Directors has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairperson, provided that he is willing and able to accept that position, who may designate one or more other persons to be charged with the supervision of the Company (instead of, or together with, such former Supervisory Director). The person(s) charged with the supervision of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s). Article 15.12 applies mutatis mutandis.

19	BOARD OF SUPERVISORY DIRECTORS - APPOINTMENT, SUSPENSION AND DISMISSAL

19.1	The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.

19.2

The General Meeting can only appoint a Supervisory Director upon a nomination by the Board of Supervisory Directors made with due regard to the rules and principles in the Company’s diversity policy for the composition of the Board of Managing Directors and the Board of Supervisory Directors as made by the Board of Supervisory Directors and the profile for the composition of the Board of Supervisory Directors. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board of Supervisory Directors. A second meeting as referred to in Section 120 paragraph 3 of Book 2 cannot be convened.

19.3	Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:

(a)	his age and profession;

(b)	the aggregate par value of the Shares held by him;

(c)	his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

(d)

the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group’s name shall suffice.

The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

19.4

At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

19.5

A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board of Supervisory Directors. A second meeting as referred to in Section 120 paragraph 3 of Book 2 cannot be convened.

19.6	If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

20	BOARD OF SUPERVISORY DIRECTORS - DUTIES AND ORGANISATION

20.1

The Board of Supervisory Directors is charged with the supervision of the policy of the Board of Managing Directors and the general course of affairs of the Company and of the business connected with it. The Board of Supervisory Directors shall provide the Board of Managing Directors with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

20.2

The Board of Managing Directors shall provide the Board of Supervisory Directors with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Board of Managing Directors shall inform the Board of Supervisory Directors in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

20.3

The Board of Supervisory Directors shall draw up Supervisory Board rules concerning its organisation, decision-making and other internal matters, with due observance of these Articles of Association. In performing their duties, the Supervisory Directors shall act in compliance with these rules.

20.4

The Board of Supervisory Directors shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board of Supervisory Directors. The Board of Supervisory Directors shall draw up (and/or include in the Supervisory Board rules) rules concerning the organisation, decision-making and other internal matters of its committees.

21	BOARD OF SUPERVISORY DIRECTORS - DECISION-MAKING

21.1	Without prejudice to Article 21.5, each Supervisory Director may cast one vote in the decision-making of the Board of Supervisory Directors.

21.2	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Supervisory Directors.

21.3

Resolutions of the Board of Supervisory Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by simple majority of the votes cast unless the Supervisory Board rules provide differently.

21.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Board of Supervisory Directors.

21.5

Where there is a tie in any vote of the Board of Supervisory Directors, the Chairperson shall have a casting vote, provided that the Chairperson cannot cast more votes than the other Supervisory Directors together. Otherwise, the relevant resolution shall not have been passed.

21.6

A Supervisory Director shall not participate in the deliberations and decision-making of the Board of Supervisory Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board of Supervisory Directors, the resolution may nevertheless be passed by the Board of Supervisory Directors as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence.

21.7	Meetings of the Board of Supervisory Directors can be held through audio-communication facilities, unless a Supervisory Director objects thereto.

21.8

Resolutions of the Board of Supervisory Directors may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 21.1 through 21.6 apply mutatis mutandis.

22	BOARD OF SUPERVISORY DIRECTORS - COMPENSATION

The General Meeting may grant a compensation to the Supervisory Directors.

23	INDEMNITY

23.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

(a)	any financial losses or damages incurred by such Indemnified Officer; and

(b)

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

23.2	No indemnification shall be given to an Indemnified Officer:

(a)

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 23.1 are of an intentional unlawful nature (being acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

(b)

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

(c)

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these Articles of Association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board of Managing Directors or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer;

(d)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

23.3	The Board of Managing Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 23.1.

GENERAL MEETING

24	NOTICE AND VENUE OF THE GENERAL MEETING

24.1

General Meetings shall be held as frequently as the Board of Managing Directors or any Managing Director or the Board of Supervisory Directors or any Supervisory Director may wish. The power to call the General Meeting shall vest in the Board of Managing Directors, in each Managing Director individually, in the Board of Supervisory Directors and in each Supervisory Director individually.

24.2	The Board of Managing Directors must call a General Meeting:

(a)

if one or several Shareholders jointly representing at least the part of the Company’s share capital provided by law so request the Board of Managing Directors, that request to specify the subjects to be discussed and voted upon;

(b)

within three months after the Board of Managing Directors has considered it plausible that the equity capital of the Company has decreased to an amount equal to or less than one-half of the paid and called up part of the capital to discuss any potential measures.

This obligation shall apply mutatis mutandis to the Board of Supervisory Directors.

If the General Meeting is not held within six weeks after the request referred to under (a), the applicants themselves may call the General Meeting - with due observance of the applicable provisions of the law and the Articles of Association - without for that purpose requiring authorisation from the President of the District Court. The provisions of Article 24.3 shall apply mutatis mutandis to the procedure of calling a General Meeting referred to in the preceding sentence.

24.3

Notice of the General Meeting must be given to each Shareholder and to everyone in whom the right to attend General Meetings is vested. The term of notice must be at least fifteen clear days before the date on which the meeting is held. Notice shall be given by means of letters specifying the venue and the date of the meeting and the hour at which it shall begin. The subjects to be discussed and voted upon at the meeting shall be listed in the letters or shall be announced to the Shareholders by separate letters sent within the term set for giving notice. Shareholders may also be convened by an electronic communication system in accordance with Section 113, paragraph 4, of Book 2. Persons who are given notice of the General Meeting and who jointly represent at least the part of the issued share capital of the Company prescribed by law for this purpose, may have the Board of Managing Directors or the Board of Supervisory Directors place on the agenda any subjects which such persons wish to be discussed and voted upon at the meeting, provided that they shall inform the Board of Managing Directors or the Board of Supervisory Directors of such subjects no later than sixty days before the date on which the meeting intended for their discussion shall be held. Any announcements which by law or pursuant to the Articles of Association must be addressed to the General Meeting may be inserted in the letters of notice of the General Meeting.

24.4	Persons with the right to attend General Meetings who wish to exercise their rights as described in Articles 24.2 and 24.3 should first consult the Board of Managing Directors. If the intended exercise of such rights might result in a change to the Company’s strategy, including by dismissing one or more Managing Directors or Supervisory Directors, the Board of Managing Directors shall be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed the term stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose. The person(s) with the right to attend General Meetings concerned should respect the response time stipulated by the Board of Managing Directors. If invoked, the Board of Managing Directors shall use such response period for further deliberation and constructive consultation, in any event with the person(s) with the right to attend General Meetings concerned, and shall explore the alternatives. At the end of the response time, the Board of Managing Directors shall report on this consultation and the exploration of alternatives to the General Meeting. This shall be supervised by the Board of Supervisory Directors. The response period may be invoked only once for any given General Meeting and shall not apply in the situations stipulated by Dutch law and/or the Dutch Corporate Governance Code for that purpose.

24.5

If the term of notice has not been observed or if notice has not been given or has not been served in the appropriate manner, resolutions may nevertheless be validly passed, also on subjects which were not announced or the announcement of which had not been made in the prescribed manner, provided that any such resolution be passed unanimously at a General Meeting at which the entire issued capital is represented.

24.6

General Meetings shall be held in the municipality where the Company’s registered office is situated or in Rotterdam, the Hague, at Schiphol Airport in the municipality of Haarlemmermeer. Entirely without prejudice to the provisions of Article 24.5, any resolution passed at a General Meeting held elsewhere - in or outside The Netherlands - shall be valid only if the entire issued capital is represented.

25	ADMITTANCE TO AND CHAIRPERSONSHIP OF THE GENERAL MEETING

25.1

The Shareholders and everyone in whom the right to attend General Meetings is vested, have admittance to the General Meeting. Save any Managing Director and/or any Supervisory Director who has been suspended, the Managing Directors and the Supervisory Directors also are entitled to admittance, as is any person who has been invited by the chairperson of the meeting concerned to attend the General Meeting or any part of that meeting.

25.2

If a Shareholder or anyone in whom the rights to attend General Meetings is vested, wishes to attend a General Meeting by proxy he must issue a written power of attorney for that purpose, which must be presented to the chairperson of the meeting concerned.

25.3

The General Meeting shall be chaired by the Chairperson or by the CEO or by the person designated thereto by the Board of Supervisory Directors, whether or not from its midst. If the Chairperson and the CEO are absent and the Board of Supervisory Directors has not designated another person as aforesaid, the General Meeting itself shall appoint its chairperson.

25.4	The conclusion of the chairperson of the meeting concerned, pronounced by him at the meeting, as to the result of any vote shall be decisive. This applies also to the content of any resolution passed, to the extent that the vote taken related to a proposal not recorded in writing. However, if immediately after the pronouncement of such conclusion that conclusion is called into question, another vote shall be taken if so desired by the majority at the meeting or - if the original vote was not taken on a poll or by a secret ballot - by any person present who is entitled to vote. Such new vote shall override the legal consequences of the original vote.

25.5

Unless an official record of the business done at the meeting is drawn up by a notary or unless the chairperson of the relevant meeting himself wishes to keep the minutes, such chairperson shall designate a person charged with keeping the minutes. The minutes shall be confirmed by the General Meeting at the same meeting or at a subsequent meeting, in evidence of which the minutes shall be signed by the chairperson and the Secretary of the meeting at which the minutes were confirmed. If the General Meeting, the Board of Supervisory Directors or the Board of Managing Directors resolves to instruct a notary to draw up an official record of the proceedings at a General Meeting, or if one or several Shareholders jointly representing at least one tenth of the issued capital so decide, the Board of Managing Directors shall instruct a notary to draw up such official record. The cost of the notarial record shall be borne by the Company.

25.6

The Board of Managing Directors shall keep a minute book in which the confirmed minutes of each General Meeting shall be entered and in which shall further be inserted a copy of each notarial record made of any General Meeting. The minute book shall be open to the inspection of the Shareholders and to everyone in whom the right to attend General Meetings is vested at the registered office of the Company. Upon request any Shareholder and anyone in whom the right to attend General Meetings is vested, shall be issued a copy of or an extract from the minutes of any General Meeting, at a charge not exceeding cost.

25.7

Each Shareholder is entitled to attend the General Meeting in person or by written proxy by means of an electronic communication system and to address the meeting and exercise the voting right there. Holders of fractional shares which collectively constitute the par value of a share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

25.8

For the purposes of Article 25.7 above, it is mandatory that the Shareholder may be identified by means of such electronic communication system, that he may follow the transaction at the meeting directly and exercise the voting right.

25.9	The Board of Managing Directors may subject the use of such electronic communication system to certain conditions which will be announced in the convocation.

25.10

The Board of Managing Directors can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

25.11	For the purpose of Articles 25.7 up to and including 25.10, those who have voting rights and/or the right to attend General Meetings on the Record Date and are recorded as such in a register designated by the Board of Managing Directors shall be considered to have those rights, irrespective of whoever is entitled to the Shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board of Managing Directors is free to determine, when convening a General Meeting, whether the previous sentence applies.

25.12

Each person with the right to attend General Meetings must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with the right to attend General Meetings that have not complied with this requirement may be refused entry to the General Meeting.

26	VOTING RIGHTS. DECISION-MAKING

26.1

Each Share carries the right to cast one vote. Holders of fractional Shares which collectively constitute the par value of a Share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

26.2

At the General Meeting no votes can be cast for Shares which are held by the Company or Subsidiaries, nor for depository receipts issued for Shares which are held by the Company or Subsidiaries. Usufructuaries and pledgees of Shares which belong to the Company or Subsidiaries shall not, however, be excluded from the right to vote if the usufruct or pledge was created before the Shares concerned came to be held by the Company or a Subsidiary. The Company or a Subsidiary cannot cast votes for Shares in respect of which the Company or the Subsidiary possesses a pledge or usufruct.

26.3

For the purpose of determining to which extent Shareholders cast votes, are present or are represented, or to which extent the share capital is represented, the Shares in respect of which no votes can be cast shall not be taken into account.

26.4

Unless the law or these Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by an absolute majority of the votes cast. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if and for as long as the Company is subject to the rules and requirements of a securities exchange and such securities exchange requires the Company to have a quorum for the General Meeting, then the General Meeting can only pass resolutions if at least one third of the issued and outstanding shares in the Company’s capital are present or represented at such General Meeting. A second meeting as referred to in Section 120, paragraph 3, Book 2 cannot be convened.

26.5	Blank votes, invalid votes and abstentions shall not be counted as votes cast.

26.6

Votes on business matters - including proposals for suspension, dismissal or removal of persons - shall be taken by voice, but votes on the election of persons shall be taken by secret ballot, unless the chairperson decides a different method of voting and none of the persons present at the meeting object to such different method of voting.

26.7

If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if again the votes are equally divided, then - without prejudice to the provision in the next following sentence of this Article 26.7 - a drawing of lots shall decide. If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the absolute majority of votes, another vote - where necessary after an interim vote and/or a drawing of lots - shall be taken between the two candidates who have received the largest number of votes in their favour.

If the voting for and against any other proposal than as first referred to in this Article 26.7 is equally divided, that proposal shall be rejected.

26.8

If pursuant to the Articles of Association the validity of a resolution depends also upon the part of the issued capital represented at the meeting and if such quorum is not present at the meeting, then - unless elsewhere in these Articles of Association the contrary is provided with respect to any subject specifically mentioned there - a second meeting may be called and held at which such resolution may be passed irrespective of the part of the issued capital represented at that meeting.

The notice calling the second meeting must state that and pursuant to which provision a resolution may be passed at that meeting irrespective of the part of the issued capital represented at that meeting.

Notice calling the second meeting shall not be given until after the end of the first meeting. The second meeting must be held within six weeks after the first meeting.

27	DECISION-MAKING OUTSIDE A MEETING

27.1

Unless the Company has cooperated with the issuance of depositary receipts for Shares in its capital, any resolution which Shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that anyone having the right to attend General Meetings approve this manner of decision making. The approval to the manner of decision making and the votes may be submitted by electronic means of communication. The members of the Board of Managing Directors and the Board of Supervisory Directors will be allowed to give their advice prior to the decision making.

27.2

In case of decision making outside a meeting, the votes are cast in writing. The written form requirement will be met provided the resolution is recorded in writing or in electronic form getting out the manner each Shareholder votes and provided such resolution is undersigned by each person having the right to attend General Meetings.

28	GENERAL MEETING - SPECIAL RESOLUTIONS

28.1	Subject to Article 17.2, the following resolutions can only be passed by the General Meeting at the proposal of the Board of Managing Directors:

(a)	the issue of Shares or the granting of rights to subscribe for Shares;

(b)	the limitation or exclusion of pre-emption rights;

(c)	the designation or granting of an authorisation as referred to in Articles 8.1, 8.3, 9.7, 9.9, 10.2 and 10.4, respectively;

(d)	the reduction of the Company’s issued share capital;

(e)	the making of a distribution from the Company’s profits or reserves;

(f)	the making of a distribution in the form of Shares or in the form of assets, instead of in cash;

(g)	the amendment of these Articles of Association;

(h)	the entering into of a merger or demerger;

(i)	the instruction of the Board of Managing Directors to apply for the Company’s bankruptcy; and

(j)	the Company’s dissolution.

28.2

A matter which pursuant to articles 24.2 and/or 24.3 has been included in the convening notice or announced in the same manner by or at the request of one or more Shareholders or anyone having the right to attend General Meetings shall not be considered to have been proposed by the Board of Managing Directors for purposes of article 28.1, unless the Board of Managing Directors has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

29	FINANCIAL YEAR. ANNUAL ACCOUNTS

29.1	The financial year of the Company shall be the calendar year.

29.2

Each year within five months after the end of the Company’s financial year, save where this term is extended by a maximum of five months by the General Meeting on account of special circumstances, the Board of Managing Directors shall draw up Annual Accounts and a management report on that financial year. To these documents shall be added the particulars referred to in Section 392 sub-section 1 of Book 2. The Annual Accounts shall be signed by each of the Managing Directors and each of the Supervisory Directors. If the signature of any of the Managing Directors and/or any Supervisory Directors is missing, this and the reason for such absence shall be stated.

29.3

The Company shall ensure that the Annual Accounts and the management report and the particulars added by virtue of Section 392 Book 2 shall be available at the registered office of the Company as soon as possible but not later than as from the date of notice calling the General Meeting intended for the discussion and approval thereof. Shareholders or other persons with the right to attend General Meetings may inspect said documents at the business office of the Company and obtain copies thereof free of charge.

30	AUDITOR

30.1

The General Meeting shall give a certified public accountant or other expert within the meaning of Section 393 of Book 2 - both referred to herein as the “Expert” - or, as the case may be, an organisation in which such Experts work together, instruction to audit the Annual Accounts. If the General Meeting fails to give such instruction the Board of Supervisory Directors or - if it fails to give such instruction - the Board of Managing Directors shall be authorised and required to do so. The General Meeting may at any time revoke the instruction as first referred to in this Article 30.1 and give it to another Expert.

30.2	The Expert shall report on his audit to the Board of Managing Directors and to the Board of Supervisory Directors and shall set out the result of his audit in a certificate.

30.3	In cases in which the law so permits, the instruction referred to in Article 30.1 may be dispensed with or the instruction may be given to another person than the Expert referred to therein.

31	ANNUAL MEETING. ADOPTION OF ANNUAL ACCOUNTS

31.1

Each year at least one General Meeting shall be held, that meeting to be held within six months after the end of the Company’s last expired financial year; this General Meeting is referred to hereinafter as the “Annual Meeting”. The agenda of the Annual Meeting shall contain at least the following subjects:

(a)	if an annual report on the past financial year is required: discussion of the annual report;

(b)	adoption of the Annual Accounts of the past financial year;

(c)	allocation of the profits realized in the past financial year, or determination of the manner whereby any loss sustained in that financial year is to be cleared.

31.2

The subjects listed in Article 31.1 need not be stated in the agenda of the Annual Meeting if the term for preparing the Annual Accounts has been extended or if a proposal to extend said term is on the agenda.

31.3	The Annual Accounts shall be adopted by the General Meeting. Said adoption shall not constitute a release from liability of the Managing Directors and the Supervisory Directors.

31.4

If an auditor’s certificate on the Annual Accounts is required and if the General Meeting has not had the opportunity of inspecting that certificate, the Annual Accounts cannot be adopted unless the other, added particulars include a statement giving a lawful reason for the absence of the certificate.

31.5

If the Annual Accounts are adopted after they have been amended, copies of the amended Annual Accounts may be obtained by the Shareholders and everyone in whom the right to attend General Meetings is vested free of charge.

32	DISTRIBUTIONS - GENERAL

32.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

32.2

The Board of Managing Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 105 paragraph 4 Book 2 that the requirement referred to in Article 32.1 has been met.

32.3	Distributions shall be made in proportion to the aggregate par value of the Shares.

32.4

The parties entitled to a distribution shall be the relevant Shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board of Managing Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

32.5	The General Meeting may resolve, subject to Article 28, that all or part of a distribution, instead of being made in cash, shall be made in the form of Shares or in the form of the Company’s assets.

32.6

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board of Managing Directors. If it concerns a distribution in the form of the Company’s assets, the Board of Managing Directors shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

32.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

32.8

For the purpose of calculating the amount or allocation of any distribution, Shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of Shares held by the Company in its own capital.

33	DISTRIBUTIONS - PROFITS AND RESERVES

33.1	Subject to Article 32.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Board of Managing Directors shall determine which part of the profits shall be added to the Company’s reserves; and

b.	subject Article 28.1, the remaining profits shall be at the disposal of the General Meeting for distribution on the Shares.

33.2	Subject to Article 32.1, a distribution of profits shall be made after the adoption of the Annual Accounts that show that such distribution is allowed.

33.3	Subject to Article 28, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

33.4	The Board of Managing Directors may resolve to charge amounts to be paid up on Shares against the Company’s reserves, irrespective of whether those Shares are issued to existing Shareholders.

34	AMENDMENT OF THE ARTICLES OF ASSOCIATION. MERGER. DIVISION

34.1

Notwithstanding Article 28.1, a resolution to amend the Articles of Association or a resolution for a merger or division in the terms of Part 7 of Book 2 may be passed by the General Meeting only by a majority of at least two thirds of the votes cast; that majority must represent more than half of the issued capital.

34.2

If a proposal to amend the Articles of Association is to be made to the General Meeting, this must be stated in the notice calling the General Meeting. The persons giving such notice must at the same time deposit a copy of that proposal, containing the verbatim text of the proposed amendment, at the business office of the Company for inspection by the Shareholders and everyone in whom the right to attend General Meetings is vested. Failing this no resolution can be validly passed on the proposal unless the requirements set out in Article 24.5 have been fulfilled.

34.3

From the day of deposit of the proposal to amend the Articles of Association and until the end of the General Meeting at which that proposal will be discussed and voted upon, the Shareholders and everyone in whom the right to attend General Meetings is vested, must be given the opportunity to obtain copies of that proposal. The copies shall be issued free of charge.

35	DISSOLUTION AND WINDING UP

35.1	The General Meeting has the power to resolve to dissolve the Company, provided with due observance of the requirements set out in Article 28.1.

35.2	In the event of its voluntary dissolution the Company shall continue in existence for such period of time as the liquidation of its assets and liabilities may require.

35.3	In any document issued and notice served by the Company in the course of its winding up the words: “in liquidation” must be added to its name.

35.4

Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Managing Directors of the Company shall be the liquidators of the Company under the supervision of the Supervisory Directors.

35.5	The reports and statements relating to the dissolution and the winding up as required by law shall be filed by the liquidators at the Trade Register of the Dutch Chamber of Commerce.

35.6

The surplus assets remaining after all the Company’s liabilities have been satisfied shall be divided among the Shareholders in proportion to that part of the par value of the Shares which each one has paid on his Shares by virtue of calls made upon the Shareholders.

35.7

After completion of the winding up, during the safe-keeping period prescribed by law the books, records and other data carriers of the dissolved Company shall remain in the custody of the person whom the liquidators have appointed for that purpose in writing.

36	FEDERAL FORUM PROVISION

36.1

Except as otherwise consented into writing by the Company, the sole and exclusive forum of any complaint asserting a cause of action arising under the United States Securities Act of 1993, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.